Exhibit 21

SUBSIDIARIES OF CONAGRA FOODS, INC.

ConAgra Foods, Inc. is the parent corporation owning, directly or indirectly, 100% of the voting securities (unless otherwise noted) of the following subsidiaries principally engaged in the production and distribution of food products (unless otherwise noted) as of May 25, 2003:

Subsidiary	Jurisdiction of Incorporation

Alliance Grain, Inc. (principally engaged in commodity marketing)	Delaware

ConAgra Dairy Foods Company (owns 100% of three domestic corporations)	Delaware

ConAgra Foods Refrigerated Foods Co., Inc. (owns 100% of six domestic corporations, a 100% interest in one domestic limited liability company and 100% of one foreign corporation)	Delaware

ConAgra Grocery Products Company (owns 100% of 13 domestic corporations, 50% of one domestic limited liability company, 50% of one domestic corporation, 50% of one foreign corporation and 100% of three foreign corporations)

Delaware

ConAgra Foods Canada, Inc. / Aliments Conagra Canada Inc. (owns 100% of one foreign corporation)	Canada

ConAgra Holding (Australia) Pty. Limited (owns 100% of five foreign corporations and 50% of two foreign corporations)	Australia

ConAgra International Fertilizer Company (principally engaged in the agricultural chemicals business)	Delaware

ConAgra International, Inc. (owns 100% of the voting securities of 16 foreign corporations, 99% of  five foreign corporations, 85% of one foreign corporation, 50% of two foreign corporations and 30% of one foreign corporation, all engaged principally in the worldwide commodities trading business, the agricultural chemicals business and the processing of malt)

Delaware

ConAgra Limited/ConAgra Limitee (owns 100% of one foreign entity and 50% of two foreign entities)	Canada

ConAgra Poultry Company (owns 100% of one domestic corporation and 50% of one domestic limited liability company engaged principally in waste conversion)	Delaware

ConAgra Poultry Company of Kentucky, Inc.	Kentucky

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Exhibit 21 (continued)

Hester Industries, Inc.	West Virginia

Lamb-Weston, Inc. (owns 100% of three domestic corporations; 50% of one domestic limited liability company; 15% of one foreign corporation and 82% of one domestic limited liability company)	Delaware

Pacifex S.A. de C.V. (principally engaged in the agricultural chemical business)	Mexico

United Agri Products, Inc. (owns 100% of the voting securities of 26 domestic corporations and 50% of two domestic limited liability companies, all engaged principally in the agricultural chemicals business)

Delaware

The corporations listed above and on the previous page are included in the consolidated financial statements, which are a part of this report.

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